EXHIBIT 99.1
Kelly Grier, Retired Chair and CEO of Ernst & Young LLP U.S., Appointed to Booking Holdings Board of Directors

NORWALK, Conn., October 24, 2023 - Today, the Board of Directors of Booking Holdings Inc. (NASDAQ: BKNG) announced the appointment of Kelly Grier, retired Chair and CEO of leading global professional services firm Ernst & Young LLP (EY) U.S., effective November 6, 2023. Ms. Grier will also join the Board’s Audit Committee.

Ms. Grier served as the Chair and CEO of EY-US and Managing Partner for the Americas region from 2018 until her retirement in 2022. She also served as the Chair of EY’s U.S. Board and as a member of the EY Global Executive and Global Practice Group during that time. Prior to this, Ms. Grier served as the Vice Chair of Talent and in various other roles throughout the Americas and the Central Region since she started at EY in 1991, including as an SEC Audit Partner. Ms. Grier has served on the board of Illinois Tool Works Inc., a global industrial company, since 2022, where she is a member of its Audit and Finance Committees, and CDW Corporation, a provider of integrated IT solutions, since 2023, where she is a member of its Audit and Nominating and Corporate Governance Committees. She is also a senior advisor to the private equity firm Permira Advisors and serves as a director of a number of not-for-profit organizations including the Peterson Institute for International Economics, Chief Executives for Corporate Purpose, and Global Forestation Generation. Ms. Grier is a Certified Public Accountant.

“We are pleased to welcome Kelly to the Board. Her extensive experience working around the globe as a Chief Executive, client service partner and senior advisor to Fortune 500 clients across myriad industries will be an asset to our Board and the Booking Holdings leadership team,” said Robert J. Mylod, Jr., Chair of Booking Holdings.

“It’s an honor to join the Booking Holdings Board of Directors, and to be part of a company that exemplifies operational excellence and continuous innovation to enhance the travel experience for its customers and partners worldwide,” said Grier.

Source: Booking Holdings
#BKNG_Corporate

About Booking Holdings Inc.
Booking Holdings (NASDAQ: BKNG) is the world’s leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on X (formerly known as Twitter) @BookingHoldings.